Exhibit 99.1

POWERSECURE REPORTS SECOND QUARTER 2015 RESULTS

Wake Forest, N.C. – August 5, 2015 – PowerSecure International, Inc. (NYSE: POWR) today reported its second quarter 2015 results.

•	Revenue growth across all segments drives 87.8 percent y-o-y growth to $107.2 million

•	Solar, data center, microgrid and hospital wins drive backlog to record $468 million

•	Operating expense leverage drives y-o-y operating margin increase of 8.6 percentage points

•	Earnings per share of $0.04

“The second quarter produced record revenues, record backlog and solid bottom line results as we continue to focus on driving operating margin expansion, and pursue exciting new project opportunities in all four segments of our business,” said Sidney Hinton, chief executive officer of PowerSecure.

“Our acquired capabilities are delivering alongside the strong performance of our organic businesses and we saw especially healthy contributions this quarter from our solar, mission critical data center and retail energy services businesses,” Hinton added.

Second Quarter 2015:

Revenues

PowerSecure’s second quarter 2015 (2Q 2015) revenues of $107.2 million, an increase of $50.1 million, or 87.8 percent, over the second quarter of 2014 (2Q 2014), were driven by revenue increases in all segments, including a 69.6 percent year-over-year (y-o-y) increase in revenues from distributed generation (DG) products and services, a 30.3 percent y-o-y increase in revenues from energy efficiency (EE) products and services, a 39.9 percent y-o-y increase in revenues from utility infrastructure (UI) products and services, and a 1085.2 percent y-o-y increase in revenues from solar energy products and services, as shown below.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Segment Revenues:
Distributed Generation	$34,263	$20,205	$14,058	69.6%
Solar Energy	24,985	2,108	22,877	1,085.2%
Utility Infrastructure	33,264	23,770	9,494	39.9%
Energy Efficiency	14,860	11,407	3,453	30.3%
Intersegment Eliminations	(190)	(421)	231	(54.9)%

Total	$107,182	$57,069	$50,113	87.8%

Gross Margin

Gross margin as a percentage of revenue was 22.5 percent in 2Q 2015, compared to 25.1 percent in 2Q 2014. The decrease in y-o-y gross margin was due to a greater mix of revenue from the solar energy business in 2Q 2015 as compared to 2Q 2014.

	Quarter Ended June 30,
	2015	2014
Consolidated Gross Margin %	22.5%	25.1%

Operating Expenses

Our operating expenses as a percentage of revenue decreased by 11.2 percentage points in 2Q 2015 compared to 2Q 2014. This decrease is due primarily to improved operating efficiency and operating expense leverage on the significant increase in revenues.

Operating expenses for 2Q 2015 were $22.3 million, compared to $18.3 million in 2Q 2014, as shown in the table below. The increase in 2Q 2015 operating expenses is primarily due to incremental operating cost related to the late 2014 acquisitions of our mission critical data center and retail energy services capabilities, increased personnel and stock compensation expenses, higher professional fees, an increase in selling expenses due to investments in the data center sales team, increased depreciation and amortization from our investments in utility infrastructure equipment and company-owned distributed generation systems, and acquisition-related intangibles.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Consolidated Operating Expenses:
General and administrative	$16,705	$13,670	$3,035	22.2%
Selling, marketing and service	2,973	2,466	507	20.6%
Depreciation and amortization	2,612	2,137	475	22.2%

Total - Operating Expenses	$22,290	$18,273	$4,017	22.0%

Operating Margin

Operating margin as a percentage of revenue was 1.7 percentage points in 2Q 2015. This compares to negative 6.9 percentage points in 2Q 2014. The 8.6 percentage point increase in our operating margin was driven by a decrease in operating expenses as a percentage of revenues.

Earnings Per Share

Diluted earnings per share (EPS) were $0.04 in 2Q 2015, compared to a loss of ($0.12) in 2Q 2014.

Capital Resources and Working Capital

The company ended 2Q 2015 with $20.5 million in cash and cash equivalents, zero drawn on its $20 million revolving credit facility, and term debt and capital leases of $20.2 million. The company’s capital expenditures during 2Q 2015 were $3.8 million in total, with $1.0 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue DG projects, and the remaining $2.8 million primarily invested in capital improvements at the company’s PowerFab facility, purchase of equipment for its utility infrastructure business and investments in information technology.

Backlog

The company’s revenue backlog stands at an all-time high of $468 million, as of the company’s last new business press release dated July 21, 2015. This includes a total of $165 million in new business from awards announced on May 26, 2015, July 10, 2015 and July 21, 2015. The company’s revenue backlog represents revenue expected to be recognized after June 30, 2015, for periods including the third quarter of 2015 onward.

The company’s $468 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after June 30, 2015

Description	Anticipated Revenue	Estimated Primary Recognition Period
Project-based Revenue — Near term	$246 million	3Q15 through 1Q16
Project-based Revenue — Long term	$144 million	2Q16 through 2016
Recurring Revenue	$78 million	3Q15 through 2020

Revenue Backlog expected to be recognized after June 30, 2015	$468 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

PowerSecure Segment Results:

Commencing with the first quarter of 2015, the company began reporting the financial results of its solar energy business as a separate segment, so the company has four operating segments. For current period reporting and prior period comparisons, the distributed generation segment does not include any financial results from the solar energy business.

Distributed Generation (non-solar)

Distributed generation revenues in 2Q 2015 of $34.3 million reflect a 69.6 percent increase compared to DG revenues in 2Q 2014. Total DG gross margin in 2Q 2015, was 34.2 percent, compared to 34.7 percent in 2Q 2014.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Revenue	$34,263	$20,205	$14,058	69.6%

	Quarter Ended June 30,
	2015	2014
Gross Margin %	34.2%	34.7%

The y-o-y increase in DG revenues was driven primarily by revenues from our mission critical data center energy services business, which we acquired in October 2014, and increased revenues from our traditional customer categories. The slight decrease in DG gross margin was due to the DG project mix in 2Q 2015 as compared to 2Q 2014.

Utility Infrastructure

Utility infrastructure revenues in 2Q 2015 of $33.3 million reflect a 39.9 percent increase versus 2Q 2014. Utility infrastructure gross margin in 2Q 2015 increased to 15.1 percent from 14.8 percent in 2Q 2014.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Revenue	$33,264	$23,770	$9,494	39.9%

	Quarter Ended June 30,
	2015	2014
Gross Margin %	15.1%	14.8%

The y-o-y increase in UI revenues was primarily due to our new business development efforts, which we initiated as we improved operational performance in our UtilityServices operations. These business development efforts have generated new transmission, grid hardening and distribution projects for new and existing customers. The increase in UI gross margin was due to improved operational efficiency and the higher margin profile of our UI project mix.

Energy Efficiency

Energy efficiency revenues in 2Q 2015 of $14.9 million reflect a 30.3 percent increase versus 2Q 2014. EE gross margin in 2Q 2015 increased to 33.7 percent from 31.4 percent in 2Q 2014.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Revenue	$14,860	$11,407	$3,453	30.3%

	Quarter Ended June 30,
	2015	2014
Gross Margin %	33.7%	31.4%

The y-o-y increase in EE revenues was primarily driven by both higher LED sales to retailers and increased revenue from energy efficiency services projects, including incremental revenue from the recently acquired retail energy services business. The increase in our EE gross margin was driven primarily by continued improvement in the sourcing and manufacturing process of our LED solutions, partially offset by slightly lower gross margins in our energy efficiency services business.

Solar Energy

Solar energy revenues in 2Q 2015 of $25.0 million reflect a 1085.2 percent increase versus 2Q 2014. Solar energy gross margin in 2Q 2015 decreased to 9.2 percent from 10.6 percent in 2Q 2014.

	Quarter Ended June 30,		Period-over-Period Difference
	2015	2014	$	%
Revenue	$24,985	$2,108	$22,877	1,085.2%

	Quarter Ended June 30,
	2015	2014
Gross Margin %	9.2%	10.6%

The y-o-y increase in solar energy revenues was primarily due to revenue from two large, utility-scale solar projects, which were awarded in July 2014, as well as an increase in the overall customer demand for solar solutions. The decrease in solar energy gross margin was primarily due to the lower gross margins associated with the large utility-scale solar projects.

Conference Call Information

Company management will webcast a conference call at 5:30 p.m. ET on Wednesday, August 5, 2015. To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com.

The call can also be accessed by dialing 888-680-0892 (or 617-213-4858 if dialing internationally) and providing pass code 75394985. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on August 19, 2015. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 68733844. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation® (IDG®), solar energy, energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users and directly to retailers.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the outlook for the company’s growth and profitability and its future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the impact and prospects of acquisitions; strategic alliances and relationships and new business awards and projects; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going uncertainty and inconsistency in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the company’s ability to execute on its business orders, awards and projects efficiently and with operational excellence, such as the large solar projects, in order to generate customer satisfaction, company profitability and future new business; the impact of the company’s acquisitions; the company’s ability to reduce and control its costs and expenses and enhance its operating income; the company’s ability to grow its business and revenues on a profitable basis and enhance its gross margin and operating margin; the company’s product mix, especially with respect to the proportion of its growing solar energy business with the lowest gross margin of its business units; the impact of the company’s restructuring actions on its LED lighting operations; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes including the securities class action; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:

John Bluth

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Condensed Consolidated Statements of Operations (unaudited)

($000’s except per share data)

	Three Months Ended		Six Months Ended
	June 30 2015	June 30 2014	June 30 2015	June 30 2014
Revenue	107,182	57,069	186,691	109,866
Cost of sales	83,111	42,738	141,291	84,494

Gross Profit (excluding depreciation and amortization)	24,071	14,331	45,400	25,372

Operating expenses
General and administrative	16,705	13,670	32,339	26,714
Selling, marketing, and service	2,973	2,466	5,721	4,475
Depreciation and amortization	2,612	2,137	5,089	4,315
Restructuring charges	0	0	0	427

Total operating expenses	22,290	18,273	43,149	35,931

Operating income (loss)	1,781	(3,942)	2,251	(10,559)
Other income (expense)
Interest income and other income	2	5	3	9
Interest expense	(287)	(292)	(556)	(592)

Income (loss) before income taxes	1,496	(4,229)	1,698	(11,142)
Income tax expense (benefit)	625	(1,481)	706	(4,135)

Net income (loss)	871	(2,748)	992	(7,007)

EARNINGS (LOSS) PER SHARE AMOUNTS (“E.P.S”)
Basic	0.04	(0.12)	0.04	(0.32)

Diluted	0.04	(0.12)	0.04	(0.32)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	22,450	22,346	22,418	22,164

Diluted	22,592	22,346	22,544	22,164

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	June 30 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	20,516	33,775
Trade receivables, net of allowance for doubtful accounts	102,761	81,381
Inventories	29,967	35,144
Income taxes receivable	0	382
Deferred tax asset, net	2,320	2,320
Prepaid expenses and other current assets	3,458	3,478

Total current assets	159,022	156,480

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	67,023	62,231
Furniture and fixtures	685	617
Land, building, and improvements	7,836	7,413

Total property, plant, and equipment at cost	75,544	70,261
Less accumulated depreciation and amortization	23,569	20,392

Property, plant, and equipment, net	51,975	49,869

OTHER ASSETS:
Goodwill	40,210	40,210
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software, net of accum amort	12,890	13,642
Other assets	2,446	1,879

Total other assets	58,683	58,868

TOTAL ASSETS	269,680	265,217

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	39,963	39,699
Accrued and other liabilities	44,840	41,113
Accrued restructuring liabilities	60	114
Income Taxes Payable	199	0
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	500	986

Total current liabilities	89,293	85,643

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Term loan, net of current portion	15,966	17,832
Capital lease obligation, net of current portion	0	0
Deferred tax liability, net	1,457	1,460
Other long-term liabilities	4,031	3,913

Total long-term liabilities	21,454	23,205

STOCKHOLDERS’ EQUITY:
Preferred stock - undesignated	0	0
Preferred stock - Series C	0	0
Common stock	225	224
Additional paid-in-capital	162,739	161,163
Accumulated other comprehensive earnings (loss)	(82)	(77)
Retained earnings (deficit)	(3,949)	(4,941)

Total stockholders’ equity	158,933	156,369

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	269,680	265,217

PowerSecure International, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

($000’s)

	Six Months Ended
	June 30 2015	June 30 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	992	(7,007)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,089	4,315
Stock compensation expense	1,326	893
(Gain) Loss on disposal of miscellaneous assets	(34)	(92)
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	(21,380)	7,888
Inventories	5,177	(3,796)
Other current assets and liabilities	600	(5,336)
Other noncurrent assets and liabilities	(456)	(704)
Accounts payable	264	3,740
Accrued and other liabilities	3,727	(3,894)
Accrued restructuring liabilities	(54)	(604)

Net cash provided by (used in) operating activities	(4,749)	(4,597)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,486)	(4,501)
Additions to intangible rights and software development	(1,083)	(318)
Proceeds from sale of property, plant and equipment	159	460

Net cash provided by (used in) investing activities	(6,410)	(4,359)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Principal payments on long-term debt	(1,866)	(1,866)
Principal payments on capital lease obligations	(486)	(460)
Repurchases of common stock	(48)	(366)
Proceeds from stock option exercises	300	2,045

Net cash provided by (used in) financing activities	(2,100)	(647)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(13,259)	(9,603)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	33,775	50,915

CASH AND CASH EQUIVALENTS AT END OF PERIOD	20,516	41,312

References to our second quarter 2015 and second quarter 2014 adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income.

We define and calculate adjusted EBITDA as net income attributable to PowerSecure International, Inc., minus 1) interest income and other income, plus 2) income tax expense (or minus an income tax benefit) and 3) interest expense and 4) depreciation and amortization and 5) stock compensation expense and 6) restructuring charges. We disclose adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to adjusted EBITDA are broadly used by analysts, rating agencies, investors, and financial institutions in assessing our performance. Accordingly, we believe that the presentation of adjusted EBITDA provides useful information to investors. The following table provides a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Adjusted EBITDA Calculation/Reconciliation
Net income (loss)	871	(2,748)	992	(7,007)

Items to Subtract from Net Income
Interest income and other income	(2)	(5)	(3)	(9)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	0	0	0	312
Restructuring Charges - Op Expense	0	0	0	427
Income tax expense (benefit)	625	(1,481)	706	(4,135)
Interest expense	287	292	556	592
Depreciation and Amortization	2,612	2,137	5,089	4,315
Stock compensation expense	675	615	1,326	893

Adjusted EBITDA	5,068	(1,190)	8,666	(4,612)